Garden State Securities Inc.
328 Newman Springs Rd.
Red Bank, NJ 07707

February 17, 2016

Emerald Medical Applications Corporation
7 Imber Street,
Petach Tivka, Israel 4951141
ATT: Lior Wayn, Chief Executive Officer

Re: Advisory Services Agreement

Dear Mr. Wayn,

This letter confirms the engagement agreement (the "Advisory Agreement" or the "Agreement") of Garden State Securities Inc., a FINRA member firm ("GSS"), as a non-exclusive financial advisor to Emerald Medical Applications Corporation and its subsidiaries and affiliates (together, referred to as the "Company") for a period of twelve (12) months commencing on the date of execution and acceptance of this Advisory Agreement (the "Commencement Date"), subject to the right of termination on the part of the Company by written notice given not later than three (3) months from the Commencement Date (the "Termination Notice"), or as otherwise provided by either the Company or GSS in Section 9 below. GSS and the Company are sometimes referred to hereinafter collectively, as the "Parties" and individually, as a "Party." In this regard, the Parties agree to the following terms and conditions:

1. Engagement. The Company hereby engages and retains GSS as a non-exclusive financial advisor for and on behalf of the Company to perform the Services as defined in Section 2 below and GSS hereby accepts this engagement on the terms and conditions set forth in this Agreement.

2. Services. In connection with its engagement pursuant to this Agreement, GSS agrees to perform the following services (the "Services") for the Company:
A. Advisory Services. As requested from time to time by the Company, GSS shall provide financial advisory services to the Company pertaining to the Company's business affairs. Without limiting the foregoing, GSS will assist the Company in developing, studying and evaluating its financing plan, developing, studying and evaluating the Company's business plan and capitalization structure, reviewing strategic and financial alternatives, reviewing merger and acquisition proposals and assisting in negotiations and discussions pertaining thereto. Additionally, GSS will assist the Company in preparing an offering document or presentation materials describing the Company, its operations, its historical performance and future prospects.
B. GSS agrees to use its best efforts to make itself available to the Company's officers, at such mutually agreed upon place and time during normal business hours for reasonable periods of time for the purpose of advising and assisting the Company in preparing reports, summaries, corporate and/or transaction profiles, due diligence packages and/or other material and documentation as shall be necessary, in the opinion of GSS. Such availability will be subject to reasonable advance notice and mutually convenient scheduling. In addition, GSS shall make its Investment Banking personnel available for telephone conferences with the Company's principal financial sales and/or operating officers during normal business hours upon reasonable advance notice and mutually agreed upon dates and times to assist with, and evaluate proposals.
C. GSS will use its best efforts to coordinate the introduction of the Company to one or more individuals, firms or other entities (the "Candidates") that may have an interest in pursuing some form of Business Combination with the Company and in analyzing, structuring, negotiating and effecting such a Business Combination. As used in this letter, the term "Business Combination" means (i) any merger, consolidation, reorganization or other business combination pursuant to which any portion of the business of the Company is combined with that of another entity, including without limitation any joint venture, licensing agreement, or product sale or marketing distribution agreement or (ii) the acquisition, directly or indirectly, of beneficial ownership of more than 50% of any class of capital stock of the Company or substantially all of the assets of the Company. Nothing contained herein shall be deemed or construed as an agreement by GSS to issue any "fairness opinion" with respect to a Business Combination. In the event that the Company desires GSS to issue a fairness opinion, the Parties shall negotiate the terms of a separate agreement with respect thereto

3. Compensation. As compensation for the Services rendered by GSS to the Company pursuant to this Agreement and in addition to the expense allowance set forth in Section 4 ("Expenses") below, the Company shall pay to GSS as set forth below:
The Company shall issue to GSS and/or its designees 500,001 restricted shares of the Company's common stock, par value $0.0001 (the "Shares"), for aggregate consideration as set forth below: (i) 150,000 Shares delivered within three (3) business days following the Commencement Date, at a cost of $.01, which shall immediately vest and be deemed fully-paid and non-assessable upon; and (ii) 38,889 Shares delivered on the first (1st) day of every calendar month, at a cost of $.01, starting the fourth (4th) month from the date of execution of this Agreement until the twelfth (12th) month from the date of execution of this Agreement. The foregoing Shares to be issued on a monthly basis shall vest the earlier of: (i) six (6) months from date the Shares are required to be delivered; or (ii) January 1, 2017, and the Shares shall be deemed fully-paid and non-assessable Shares on the vesting date(s) as defined above. The Parties acknowledge and agree that in the event the Company elects to terminate this Advisory Agreement by timely delivery of the Termination Notice on or before a date three (3) months from the Commencement Date, no monthly installment of 38,889 Shares will be due and payable under this Advisory Agreement.
The Shares shall be issued in the name of GSS and/or certain affiliates/employees of GSS pursuant to written instructions delivered to the Company by GSS with respect to each issuance, commencing with the initial issuance of 150,000 Shares within three (3) business days following the Commencement Date and each subsequent issuance, if any, setting forth the names of and the number of Shares to be issued to the designees who are employees and/or affiliates of GSS. The Company shall deliver to GSS and the Company's transfer agent, legal opinion letters for GSS and for each designee, at the time that the Shares are eligible to be sold pursuant to SEC Rule 144, upon GSS's request. However, the Company will also inform its transfer agent that it can rely on an outside legal opinion provided by GSS at the time the Shares are eligible to be sold pursuant to SEC Rule 144, if GSS and/or its employees/affiliates, decide to provide an outside legal opinion and provided that the form of such outside legal opinion is in a form and substance customary for such SEC Rule 144 legal opinions. It is understood that the total value of GSS's compensation pursuant to the Services rendered under this Agreement will not be recognized and can't be valued until after GSS and its designees receive the proceeds from the sale of all of the Shares. Notwithstanding the foregoing, the Parties acknowledge that the Company, as a public reporting company under the Securities Exchange Act of 1934 (the "Exchange Act") may be required to value the Shares issued to GSS and/or its designees during any quarterly period as compensation expense in the Company's reports filed with the SEC under the Exchange Act.

4. Expenses. In addition to the compensation in Section 3, "Compensation" above, the Company agrees to reimburse GSS, upon written request made from time to time, for its reasonable out-of-pocket expenses incurred by GSS in connection with its activities related to the Services under this Agreement; provided, however, that GSS shall not incur any expense in excess of $500 per week without the prior written consent of the Company. These expenses include but are not limited to long distance phone charges, airfare, hotel lodging and meals, transportation, outside consultants, printing, and overnight express mail incurred by GSS in fulfilling its duties under this Agreement.

5. Confidentiality and Non- Disclosure. The Company is prepared to make available to GSS upon GSS's request, certain confidential information concerning the business, financial condition, operations, assets and liabilities of the Company in connection with the performance of its duties hereunder. As a condition to such information being furnished to GSS and its employees or agents, GSS agrees to treat any information concerning the Company (whether prepared by the Company, its advisors, attorneys, investors or otherwise and irrespective of the form of communication) which is furnished to GSS or to its employees or agents now or in the future by or on behalf of the Company (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this Agreement. GSS shall take or abstain from taking certain actions with respect to the Evaluation Material as hereinafter set forth. The term "Evaluation Material" also shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by GSS, its employees or agents which contain, reflect or are based upon, in whole or in part, the information furnished to GSS, its employees or agents by the Company, its advisors, attorneys, investors or otherwise pursuant hereto. The term "Evaluation Material" does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by GSS, its employees or agents, or (ii) becomes available to GSS on a non-confidential basis from a source other than the Company (including, without limitation, any of the Company's directors, officers, employees or agents), or any of its attorneys, accountants, investors, consultants, bankers and financial advisors (collectively, the "Representatives"), provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other Party with respect to such information.
GSS hereby agrees that GSS, its employees and agents shall use the Evaluation Material solely for the purposes contemplated by and in connection with the Services to be rendered under this Agreement, that the Evaluation Material will be kept confidential and that GSS, its employees and agents will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that GSS may make any disclosure, consistent with GSS' duties under this Agreement, of the Evaluation Material to which the Company give its prior written consent, in each instance.
However, the Company will not provide GSS or any GSS affiliate with any material non-public information without prior written notice to GSS, in which event GSS will only accept receipt of such material non-public information after the signing of a separate non-disclosure agreement between the Company and GSS.

6. Indemnification.
A. The Company agrees to indemnify GSS and its affiliates and their respective directors, officers, employees, agents and controlling persons (each such person being an "GSS Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several, related to or arising out of any Business Combination, or the engagement of GSS pursuant to, and the performance by GSS of the Services contemplated by, this Agreement and will reimburse any GSS Indemnified Party for all expenses (including fees and costs of counsel) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such GSS Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company.
B. GSS agrees to indemnify the Company and its directors, officers, employees, agents and controlling persons (each such person being an "Company Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several, suffered by the Company as a result of gross negligent acts and omissions by GSS pursuant to and/or in furtherance of the performance by GSS and its affiliates and their respective directors, officers, employees, agents and controlling persons of the Services contemplated by this Agreement. In connection with any and all losses, claims, damages and liabilities, joint or several, suffered by the Company Indemnified Party, GSS will reimburse any Company Indemnified Party for all expenses (including fees and costs of counsel) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Company Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the GSS.
C. If the indemnification of any Indemnified Party referred to above and as provided for in this Agreement is for any reason held unenforceable, the Company and /or GSS, as the case may be, agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable is such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and GSS, on the other hand; provided, however, that in no event shall the GSS Indemnified Parties be required to contribute an aggregate amount in excess of the aggregate fees actually paid to GSS under this Agreement based upon the closing bid price of the Shares on the date the Shares are eligible to be sold pursuant to Rule 144 if the Shares haven't been sold or the price the Shares were sold, in both cases less the amount of any taxes owed. The Company and GSS, as the case may be, agree that it or they will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this Agreement (whether or not GSS, the Company or any of their respective Indemnified Parties is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

7. Independent Contractor. The Company acknowledges that GSS has been retained to act solely as a financial advisor to the Company. In such capacity, GSS shall act as an independent contractor, and any duties of GSS arising out of its engagement pursuant to this Agreement shall be owed solely to the Company. GSS shall be responsible for the payment of all federal, state and local taxes which may be payable in connection with the receipt of compensation hereunder.

8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each of GSS and the Company (a) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, or such other court of competent jurisdiction in and for New York County, State of New York, (b) waives any objection which the Company or GSS may have now or hereafter to the venue of any such suit, action or proceeding, and (c) irrevocably consents to the jurisdiction of the foregoing named courts in any such suit, action or procedure. Each of the Company and GSS further agrees to accept and acknowledge service of any and all process which may be served in any suit, action or proceeding in the foregoing courts, and agrees that service of process upon the Company or GSS mailed by certified mail to the address of the recipient otherwise appearing in this Agreement shall be deemed in every respect effective service of process upon the Company in any such suit, action or proceeding. In the event of litigation between the Parties arising hereunder, the prevailing Party shall be entitled to costs and reasonable attorney's fees.

9. Term and Termination. This Agreement shall be effective upon its execution by the Company, which date is defined above as the Commencement Date, and shall remain in effect for twelve (12) months from the date of written acceptance and execution by the Company, subject to the right of the Company, in its sole discretion, to terminate this Advisory Agreement by delivery of the Termination Notice on or before three (3) months from the Commencement Date. In addition, either the Company or GSS may terminate GSS's engagement and responsibilities hereunder with a twenty (20) day advance written notice at any time after three (3) months from the Commencement Date. However, no termination of this Agreement shall in any way effect the Shares already delivered to GSS and/or its designees and the right of GSS to receive any accrued or vested Shares for the Services rendered hereunder and the fees that have already been paid or accrued prior to termination. In addition, Section 6, "Indemnification," Section 7, "Independent Contractor," and Section 8, "Governing Law" shall survive any termination of this Agreement.

11. Entire Agreement. This Agreement contains the entire Agreement and understanding between the Parties with respect to its subject matter and supersedes all prior discussion, agreements and understandings between them with respect thereto. This Agreement may not be modified except in a writing signed by both of the Parties.

12. Assignment. Neither this Agreement nor the rights of either Party hereunder shall be assigned by either Party without the prior written consent of the other Party.

13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14. Press Releases/Public Announcements. Neither Party shall issue any press release or public announcement of this Agreement or the terms hereof without the prior consent of the other Party; provided, however, the Company may make filings under applicable federal and state securities laws as required under applicable law but shall provide GSS with a reasonable opportunity to review and comments upon any proposed filing.

Garden State Securities, Inc.

By: /s/: Ernest Pellegrino
Name: Ernest Pellegrino
Title: Director of Corporate Finance
Agreed and Accepted:
Date: February 17, 2016

By: /s/: Lior Wayn
Name: Lior Wayn
Title: CEO, Emerald Medical Applications Corp.